Exhibit 10.2

INVESTMENT TECHNOLOGY GROUP, INC.

RESTRICTED SHARE AGREEMENT

THIS AGREEMENT, dated as of October 4, 2006 between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and Robert C. Gasser (the “Employee”).

WHEREAS, the parties have entered into an Employment Agreement (the “Employment Agreement”) and Employee has this date commenced employment with the Company.

WHEREAS, pursuant to the Employment Agreement, the Employee is entitled to receive a Restricted Share Award with respect to 31,250 shares of the Company’s common stock (the “Common Stock”).

WHEREAS, the Company desires to grant this Restricted Share Award under the Company’s 1994 Stock Option and Long-Term Incentive Plan, as Amended and Restated (the “Plan”) in order to satisfy its obligation under the Employment Agreement, subject to stockholder approval of the performance goals set for the award.

WHEREAS, the Employee agrees that this Restricted Share Award satisfies the Company’s obligation under the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.             Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded 31,250 Restricted Shares (the “Award”), which number represents 6,250 Restricted Shares for the period October 4, 2006 through December 31, 2006 and 25,000 Restricted Shares for the 2007 calendar year, subject to the terms and conditions of this Agreement, the Plan and approval by the Company’s stockholders of the performance goals set for the Award.  The Company shall submit the Plan and the performance goals set for the Award to the Company’s stockholders for approval at the next annual meeting of the Company’s stockholders following the date of this Agreement.  The Award is granted as of October 4, 2006 (the “Date of Grant”).  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  Except as otherwise expressly provided herein, in the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.             Terms and Conditions.  It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:

(a)           Vesting and Payment of Award.  Subject to Sections 2(b) and 2(c) below and the other terms and conditions of this Agreement, the Restricted Shares shall vest and be paid on the dates set forth on Exhibit A, provided the performance goal set forth on Exhibit A has been achieved and the Employee has not incurred a Termination of Service as of the date the goal is achieved.  On the date the Restricted Shares vest, the Employee shall be paid one share of Common Stock for each Restricted Share that vests.

(b)           Termination Prior to a Change in Control.  Notwithstanding Section 2(a) above, in the event the Employee incurs a Termination of Service for Good Reason (as defined in the Employment Agreement) or not for Cause (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement), the Restricted Shares shall continue to vest and be paid (as if the performance goal set forth in Exhibit A has been achieved) as if Employee remained employed by the Company through the first anniversary of the date of his Termination of Service; provided that the Employee executes (and does not revoke) a Release (as defined in the Employment Agreement).

(c)           Change in Control; Death or Disability.  Notwithstanding Section 2(a) above, the Restricted Shares shall become immediately vested (as if the performance goal set forth in Exhibit A has been achieved) and payable in full upon (i) a Change in Control, or (ii) the Employee’s Termination of Service due to death or Permanent Disability (as defined in the Employment Agreement).

(d)           Termination of Service; Forfeiture of Unvested Award.  Except as otherwise provided in this Section 2, in the event of Termination of Service of the Employee prior to the date the Award otherwise becomes vested, the Award shall immediately be forfeited by the Employee and become the property of the Company.

(e)           Certificates.  Upon the vesting and payment of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such Common Stock shall be delivered to the Employee or other evidence of issuance of Common Stock shall be provided to the Employee.

(f)            Rights of a Stockholder.  Prior to the time a Restricted Share is vested and paid hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share, nor shall the Employee shall have any other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.  Dividends declared and paid prior to the time a Restricted Share vests and is paid shall accumulate and be reinvested in additional Restricted Shares that vest and are paid according to the same schedule as the Restricted Shares to which they relate.

(g)           No Right to Continued Employment.  This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

(h)           Termination of Service.  “Termination of Service” means the termination of the Employee’s employment with the Company and its subsidiaries.  An Employee employed by a subsidiary of the Company shall also be deemed to incur a

Termination of Service if the subsidiary of the Company ceases to be such a subsidiary and the Employee does not immediately thereafter become an employee of the Company or another subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries shall not be considered a Termination of Service.

(i)            Adjustments.  If any event described in Section 5.5 of the Plan occurs, the Committee shall be required to make appropriate adjustment in accordance with the terms of Section 5.5

3.             Transfer of Common Stock.  The Common Stock to be paid hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.             Expenses of Issuance of Common Stock.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Common Stock.

5.             Withholding.  No later than the date of vesting and payment of the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.  The Employee may elect to have the Company withhold Common Stock or any dividend equivalents to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect.

6.             References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.             Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Investment Technology Group, Inc.
380 Madison Avenue
New York, NY 10017
Attn.: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

8.             Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

9.             Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

10.           Counterparts.  For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with Section 10 of the Plan.

12.           Entire Agreement.  This Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Award other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

13.           Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Investment Technology Group, Inc.

By:	/s/ Raymond L. Killian, Jr.
Name:	Raymond L. Killian, Jr.
Title:	Chairman

Employee

/s/ Robert C. Gasser
Robert C. Gasser

Exhibit A

Performance Objectives and Vesting and Payment Schedule for the Restricted Share Award

If the Company’s pre-tax operating income (excluding one-time gains, non-recurring charges, and certain non-cash charges such as impairment of goodwill) for the period October 1, 2006 through September 30, 2007 equals or exceeds $     million, the Award shall be earned, subject to vesting and payment as follows:

Vesting and Payment Date	Percentage of Award that Shall Vest
October 31, 2007	33 1/3%
October 4, 2008	33 1/3%
October 4, 2009	33 1/3%

provided, however, that if the performance objective is not achieved during the first four calendar quarters ending on September 30, 2007, the award shall not be “earned” and no shares shall vest and payment shall not be made with respect to the first vesting and payment date (and any subsequent vesting and payment date) until the last day of the month following the calendar quarter as of which the Company achieves aggregate pre-tax operating income (excluding one-time gains, non-recurring charges, and certain non-cash charges such as impairment of goodwill) of $     million for the preceding four consecutive calendar quarters.  If the Company does not achieve this goal by September 30, 2009, the Award shall be forfeited.